Exhibit 10.43

CVS Caremark Corporation

Performance-Based Restricted Stock Unit Plan

I.                                        Objectives and Summary

The objective of the CVS Caremark Corporation (the “Company”) Performance-Based Restricted Stock Unit Plan (“PBRS Plan”) is to reward eligible participants for their role in achieving the Company’s Earnings before Interest and Taxes (“EBIT”) target and to encourage continued employment with the Company and its subsidiaries.  PBRS Awards are generally delivered as restricted stock units (“RSUs”) and are based on actual EBIT results measured against a pre-established target.

II.                                   Administration

The PBRS Plan shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors, or its designee, under the provisions of the 2010 Incentive Compensation Plan, as amended (the “2010 ICP”).  The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the 2010 ICP and the PBRS Plan, to construe and interpret rules and regulations for the administration of the PBRS Plan, correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the PBRS Plan.  Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the 2010 ICP.  In the event of a conflict between the 2010 ICP and the PBRS Plan, the provisions of the 2010 ICP shall control.

III                                 PBRS Plan Year

The “PBRS Plan Year” commences on January 1 and ends on December 31 of each year, unless otherwise approved by the Committee.  All dates in this document occur during the PBRS Plan Year unless otherwise stated.

IV.                               Eligibility

A.  Eligible Employees

The Chief Executive Officer (the “CEO”) or his designee determines those employees of the Company and its subsidiaries who are eligible to participate in the PBRS Plan (“Eligible Employees”).  In general, Eligible Employees are those employees who are (i) officers of CVS Pharmacy, Inc. who are Vice Presidents or above, and (ii) senior officers of other subsidiaries who have been designated as Eligible Employees by the CEO or his designee.  Generally, Business Planning Committee (“BPC”) members are not eligible to participate, unless otherwise named as an Eligible Employee by the Committee.

B.  Newly-Hired Eligible Employees

A newly-hired employee satisfying the requirements set forth on Paragraph IV(A) is an Eligible Employee and may receive a PBRS Award for the PBRS Plan Year in which he or she is hired provided he or she is hired on or before November 1 and remains in an Eligible Employee position through December 31 of the PBRS Plan Year.

2012 PBRS

C.  Status Changes

(i)                                     Promotions.  An employee who is promoted on or before November 1 of the PBRS Plan Year to a position satisfying the requirements set forth on Paragraph IV(A) is an Eligible Employee and may receive a PBRS Award for the year in which the promotion occurs. The salary upon which the Eligible Employee’s PBRS Award will be based shall be the base salary as of December 31 of the PBRS Plan Year.

(ii)                                  Demotions.  An Eligible Employee who is demoted on or after November 1 of the PBRS Plan Year to a position not satisfying the requirements set forth on Paragraph IV(A) will remain an Eligible Employee and may receive a PBRS Award provided such demotion is not the result of voluntarily transfer to a lower level position, is not related to unsatisfactory performance, and is not as a result of a violation of a Company policy or Code of Ethics.

D.  Participants

Unless the Committee is required to make such determinations under applicable law or the 2010 Plan, the CEO shall determine which Eligible Employees will receive an award under the PBRS Plan (a “PBRS Award”) within 70 days following completion of the PBRS Plan Year.  Each Eligible Employee who receives a PBRS Award is a “Participant” and the date a PBRS Award is granted is the “PBRS Award Date.”  No Eligible Employee has any right to receive a PBRS Award, regardless of whether such Eligible Employee is employed on the last day of the Plan Year, and the determination of whether an Eligible Employee will be a Participant shall be made in the sole discretion of the CEO or the Committee, as the case may be.

V.                                    The Plan

A.  Performance Measure

Unless otherwise approved by the Committee, EBIT is the performance metric for the PBRS Plan.  Each year, the Company will establish an EBIT Target which is approved by the Committee prior to March 31 of the Plan Year.

(i)                                     Actual EBIT compared to Target EBIT must meet a minimum threshold as specified in Exhibit A prior to the grant of any PBRS Award.

a.                                      Actual EBIT may be adjusted by the permitted financial adjustments as approved by the Committee prior to the end of the first fiscal quarter of the applicable PBRS Plan Year.

b.                                      The Committee has the sole discretion to approve a change in the minimum threshold that must be achieved in order for any PBRS Awards to be granted under the PBRS Plan.

c.                                       The Committee, in its sole discretion, may adjust the relationship between the EBIT Results and the % Funding Payout as shown in the Payout Chart on Exhibit A and determine to pay more or less than the calculation of actual EBIT against target EBIT would produce.

(ii)                                  Unless otherwise determined by the Committee, in its sole discretion, the maximum PBRS Award that may be payable to any Participant under the PBRS Plan is 50% of base salary.

VI.                               Plan Payout

A.            PBRS Target Award

The target PBRS Award for each Participant is 25% of the base salary in effect as of the last day of the PBRS Plan Year.

B.  PBRS Award Determination and Vesting

The actual amount of a PBRS Award is determined based on the achievement of the Company’s EBIT against target, as shown on Exhibit A (“Award Payout Percentage”).

The PBRS Award is equal to the Award Payout Percentage multiplied by the Participant’s base salary as of the last day of the PBRS Plan Year, generally payable in RSUs.  The number of RSUs that the Participant will receive is equal to the PBRS Award divided by the closing price of Company common stock on the PBRS Award Date.

C.   Vesting

The RSUs issued in respect of any PBRS Award will vest ratably on each of the first three anniversaries of the PBRS Award Date, contingent upon the continued employment of the Participant and subject to the terms and conditions of the 2010 ICP and the RSU award agreement.

D.  Termination of Employment During PBRS Plan Year.

(i)                                           Death or Disability.  If an Eligible Employee dies or commences a long-term disability (as defined in the Company’s LTD plan or by the Social Security Administrator), the Eligible Employee may receive a PBRS Award for the year in which the death or commencement of long-term disability occurs at the same time PBRS Awards are made to other Participants.  Such PBRS Award will be pro-rated for the number of full months (a partial month will be counted as a full month) during which the Eligible Employee was an active employee based on a full calendar year and will (unless otherwise determined by the CEO or the Committee) be paid in cash based on the Eligible Employee’s base salary in effect at the time of death or commencement of long-term disability.  PBRS Awards with respect to deceased Eligible Employees shall be paid to the Eligible Employee’s Beneficiary.

(ii)                                        Other Terminations.  In the sole discretion of the CEO or the Committee (as the case may be), an Eligible Employee who terminates employment with the Company and its subsidiaries prior to the last day of the PBRS Plan Year or prior to the Plan Payout date for any reason other than death or long-term disability may receive a PBRS Award.  Such PBRS Award may be payable in cash at the same time PBRS Awards are made to other Participants and may be pro-rated for the number of full months (a partial month will be counted as a full month) during which the Eligible Employee was an active employee based on a full calendar year.

VII.                Plan Administration

A.  Employment Rights

This Plan does not create any express or implied contract of employment between the Company and an Eligible Employee.  Both the Company and an Eligible Employee (whether or not a Participant) retain the right to terminate the employment relationship at any time and for any reason.

B.  Rights are Non-Assignable

Neither a Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

C.  Change in Control

In the event of a Change in Control, this PBRS Plan shall remain in full force and effect.  Any modifications to or dissolution of this PBRS Plan by the acquiring entity may only occur prospectively and will not effect entitlements, awards or eligibility before the date of the Change in Control.

D.  Plan Amendment/Modification/Termination

The Company retains the right to amend, modify, or terminate this PBRS Plan for any reason and at any time on or before December 31 of the PBRS Plan Year, with or without notice to Eligible Employees.  No representative of the Company or its subsidiaries has the authority to modify the terms of this PBRS Plan without written consent of the Chief Human Resource Officer or designee.

E.  Withholding

The Company may provide for the withholding from any benefits payable under this Plan all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

F.  Section 409A of the Code

The Company intends that this Plan not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that to the extent any provisions of the PBRS Plan do not comply with Code Section 409A the Company will make such changes in order to comply with Code Section 409A.  In all events, the provisions of CVS Caremark Corporation’s Universal 409A Definitions Document are hereby incorporated by reference and to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code.

G.  Plan Interpretation

Any dispute or request for interpretation of any provision in the PBRS Plan must be submitted to the appropriate Human Resources Business Partner by the Eligible Employee or his or her manager.  Failure to submit a dispute or question within 30 days of distribution of the PBRS Awards may result in a waiver of the Eligible Employee’s right to dispute the PBRS Award.  It is the Company’s policy to comply with all applicable laws concerning PBRS Awards; this policy is not intended to conflict with any applicable state or federal law.

H.  Compliance with Applicable Regulations

In order to be eligible to receive a PBRS Award under this Plan, a Participant must comply with all applicable state and federal regulations and Company policies.